Exhibit 99.1

INFORMATION FOR RELEASE

MuniMae Subsidiary Closes $73 Million Offering of Perpetual Preferred Shares

BALTIMORE (October 19, 2004) – Municipal Mortgage & Equity, LLC (NYSE:MMA), known as MuniMae, announced today that its subsidiary, MuniMae TE Bond Subsidiary, LLC, has completed a $73 million private placement of rated tax-exempt perpetual preferred shares with a weighted average distribution rate of 5.17%.

Moody’s Investors Services, Inc. has assigned ratings to each series of preferred shares issued by MuniMae TE Bond Subsidiary. The offering included five new series of tax-exempt securities consisting of $20 million of Series A-2 Cumulative Perpetual Preferred Shares, $14 million of Series B-2 Subordinate Cumulative Perpetual Preferred Shares, $13 million of Series C Subordinate Cumulative Perpetual Preferred Shares, $13 million of Series C-1 Subordinate Cumulative Perpetual Preferred Shares and $13 million of Series C-2 Subordinate Cumulative Perpetual Preferred Shares. These shares were sold to institutional investors.

The rating, distribution rates and remarketing dates for the new series of preferred shares are as follows:

Rating	Preferred Shares	Distribution Rate	Remarketing Date
A3	$20 million Series A-2	4.90%	September 30, 2014
Baa1	$14 million Series B-2 (subordinate)	5.20%	September 30, 2014
Baa2	$13 million Series C (subordinate)	4.70%	September 30, 2009
Baa2	$13 million Series C-1 (subordinate)	5.40%	September 30, 2014
Baa2	$13 million Series C-2 (subordinate)	5.80%	September 30, 2019

MuniMae intends to use the net proceeds from this offering to acquire investments that produce tax-exempt interest income and for general corporate purposes of the issuer, MuniMae TE Bond Subsidiary, LLC.

About Municipal Mortgage & Equity
MuniMae and its subsidiaries originate, service and asset manage investments in multifamily debt and equity for its own account and on behalf of others. MuniMae conducts these operations through its subsidiary, MMA Financial, LLC. As of June 30, 2004, assets under management totaled $8.9 billion secured by 2,204 properties containing 245,725 units in 49 states plus the District of Columbia, Puerto Rico and the U.S. Virgin Islands. For its proprietary accounts, MuniMae primarily holds tax-exempt multifamily housing bonds. This on-balance sheet portfolio of tax-exempt bonds is secured by 163 properties containing 36,803 units in 27 states. For a portion of these bonds, MuniMae participates in the performance of the underlying properties.

MuniMae is organized as a limited liability company. This structure allows MuniMae to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

This press release contains statements that are forward looking in nature and reflect management’s current views with respect to future events and financial performance. These statements are subject to many uncertainties and risks and should not be considered guarantees of future performance. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.
www.mmafin.com

Contacts
Investor Relations:
     Angela Richardson, 888/788-3863